                                                      Registration No. 33-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ____________

                                   Form S-3
                            Registration Statement
                                     Under
                          The Securities Act of 1933

COMMONWEALTH EDISON COMPANY                   ILLINOIS                        36-0938600
ComEd FINANCING I                             DELAWARE                        Applied For
(Exact name of registrant           (State or other jurisdiction of        (I.R.S. Employer
as specified in its charter)        incorporation or organization)        Identification No.)

                                                                John C. Bukovski, Vice President
       37th Floor, 10 South Dearborn Street                   37th Floor, 10 South Dearborn Street
               Post Office Box 767                                    Post Office Box 767
           Chicago, Illinois 60690-0767                            Chicago, Illinois 60690-0767
                  312/394-4321                                            312/394-3117
(Address, including zip code, and telephone number,     (Name, address, including zip code, and telephone
 including area code, of each registrant's principal    number, including area code, of agent for service for
 executive offices)                                     each registrant)

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

===========================================================================================================
                                               Proposed maximum        Proposed maximum      Amount of
Title of each class of           Amount to be  offering price per      aggregate offering    registration
securities to be registered      registered    unit (2)(3)             price (2)(3)          fee
- -----------------------------------------------------------------------------------------------------------
Preferred Securities of ComEd
Financing I and Subordinated
Deferrable Interest Notes of
Commonwealth Edison Company (1)   8,000,000        $25.00              $200,000,000           $68,965.52
Guarantees of Preferred Securities
of ComEd Financing I by Common-   Preferred
wealth Edison Company (4).......  Securities
- -----------------------------------------------------------------------------------------------------------
Total                                                                  $200,000,000           $68,965.52
===========================================================================================================

(1) The Subordinated Deferrable Interest Notes will be purchased by, and constitute assets of, ComEd Financing I. No separate consideration therefor will be received.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(i) and Rule 457(n).
(3)  Exclusive of accrued interest and distributions, if any.
(4)  No separate consideration will be received for the Guarantees.

     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *
*                                                                             *
* INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A       *
* REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE *
* SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR    *
* MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT  *
* BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR *
* THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE    *
* SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE  *
* UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS   *
* OF ANY SUCH STATE.                                                          *
*                                                                             *
* * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * * *

                   Preliminary Prospectus dated July 27, 1995

PROSPECTUS
- ----------
                         8,000,000 Preferred Securities
                               ComEd Financing I
         ___% Trust Originated Preferred Securities(SM) ("TOPrS(SM)")
                (Liquidation Amount $25 per Preferred Security)
                  guaranteed to the extent set forth herein by
                          Commonwealth Edison Company

                              ___________________

     The ___% Trust Originated Preferred Securities (the "Preferred Securities") offered hereby evidence preferred undivided beneficial interests in the assets of ComEd Financing I, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Commonwealth Edison Company, an Illinois corporation ("ComEd" or the "Company"), will own all the common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing common undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent principal amount of ___% Subordinated Deferrable Interest Notes due 2035 (the "Subordinated Notes") of ComEd. The Subordinated Notes will be unsecured obligations of ComEd and will

                                                        (continued on next page)
                               __________________

     SEE "RISK FACTORS" COMMENCING ON PAGE 5 OF THIS PROSPECTUS FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.

     An application will be filed to list the Preferred Securities on the New York Stock Exchange, Inc. (the "New York Stock Exchange"). If such application is approved, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30-day period after the initial delivery of the Preferred Securities. See "Underwriting."

                              ____________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                      REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

================================================================================
                          Initial Public         Underwriting       Proceeds to
                          Offering Price (1)     Commission (2)     Trust (3)(4)
- --------------------------------------------------------------------------------
Per Preferred
 Security.............    $      25.00           (3)                $25.00
- --------------------------------------------------------------------------------
Total.................    $200,000,000           (3)                $200,000,000
================================================================================

(1)  Plus accrued distributions, if any, from ________, 1995.
(2) ComEd and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in Subordinated Notes, ComEd has agreed to pay to the Underwriters as compensation for their arranging the investment therein of such proceeds, $________ per Preferred Security (or $________ in the aggregate); provided, that such compensation for sales of 10,000 or more Preferred Securities to a single purchaser will be ________ per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' compensation will be less than the aggregate amount specified in the preceding sentence. See "Underwriting."
(4) Expenses of the offering which are payable by ComEd are estimated to be $500,000.

     The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the Preferred Securities will be made only in book-entry form through the facilities of The Depository Trust Company on or about ________, 1995.

                              ____________________
MERRILL LYNCH & CO.
                            PAINEWEBBER INCORPORATED
                                                            SALOMON BROTHERS INC
                              ____________________

                The date of this Prospectus is August __, 1995.

(SM)"Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co., Inc.

                              [Inside cover page]

(continued from previous page.)

be subordinate and junior in right of payment to certain other indebtedness of ComEd, as described herein. Upon an event of default under the Declaration (as defined herein), the holders of the Preferred Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon liquidation, redemption and otherwise.

          Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of __ % of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing September 30, 1995 ("distributions"). The payment of distributions out of moneys held by the Trust, and payments on liquidation of the Trust or the redemption of Preferred Securities, as set forth below, are guaranteed by ComEd (the "Preferred Securities Guarantee") to the extent the Trust has funds available therefor as described under "Description of the Preferred Securities Guarantee." The obligations of ComEd under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of ComEd and will rank pari passu with the most senior preferred stock issued by ComEd. The obligations of ComEd under the Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of ComEd. The Senior Indebtedness of ComEd aggregated approximately $8,231 million at June 30, 1995.

          The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Notes, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Notes, no amounts will be paid on the Preferred Securities. If ComEd does not make principal or interest payments on the Subordinated Notes, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Preferred Securities Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

          ComEd has the right to defer payments of interest on the Subordinated Notes by extending the interest payment period on the Subordinated Notes, at any time, for up to 20 consecutive quarters (each, an "Extension Period"). If interest payments are so deferred, distributions will also be deferred. Despite such deferral, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at an annual rate of __% per annum, compounded quarterly, and during any Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash interest payments attributable to such deferred income. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Notes. See "Description of the Subordinated Notes -- Option to Extend Interest Payment Period," "Risk Factors -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Original Issue Discount, Premium and Market Discount."

          The Subordinated Notes are redeemable by ComEd (in whole or in part) from time to time, on or after September 30, 2000 or at any time in certain circumstances upon the occurrence of a Tax Event (as defined herein). If ComEd redeems Subordinated Notes, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so redeemed at $25 per Trust Security plus accrued and unpaid distributions thereon (the "Redemption Price") to the date fixed for redemption. See "Description of the Preferred Securities -- Mandatory Redemption." The Preferred Securities will be redeemed upon maturity of the Subordinated Notes. The Subordinated Notes mature on September 30, 2035. In addition, upon the occurrence of a Special Event (as defined herein) arising from a change in law or a change in legal interpretation, unless the Subordinated Notes are redeemed in the limited circumstances described below, the Trust shall be dissolved with the result that the Subordinated Notes will be distributed to the holders of the Preferred Securities, on a pro rata basis, in lieu of any cash distribution. In the case of the occurrence of a Special Event that is a Tax Event, ComEd will have the right in certain circumstances to redeem the Subordinated Notes, which would result in the redemption by the Trust of the Trust Securities in the same amount on a pro rata basis. If the Subordinated Notes are distributed to the holders of the Preferred Securities, ComEd will use its best efforts to have the Subordinated Notes listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Subordinated Notes."

          In the event of the voluntary or involuntary dissolution, winding up or termination of the Trust, the holders of the Preferred Securities will be entitled to receive, for each Preferred Security, a liquidation amount of $25 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless in connection with such dissolution, the Subordinated Notes are distributed to the holders of the Preferred Securities. See "Description of the Preferred Securities --Liquidation Distribution Upon Dissolution."

          IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

          IT IS EXPECTED THAT DELIVERY OF THE PREFERRED SECURITIES WILL BE MADE AGAINST PAYMENT THEREFOR ON OR ABOUT THE DATE SPECIFIED IN THE LAST PARAGRAPH OF THE COVER PAGE, WHICH IS THE FIFTH BUSINESS DAY FOLLOWING THE DATE HEREOF (SUCH SETTLEMENT CYCLE BEING HEREIN REFERRED TO AS "T+5"). PURCHASERS OF THE PREFERRED SECURITIES SHOULD NOTE THAT THE ABILITY TO SETTLE SECONDARY MARKET TRADES OF THE PREFERRED SECURITIES ON THE DATE HEREOF AND THE NEXT SUCCEEDING DAY MAY BE EFFECTED BY THE T+5 SETTLEMENT. SEE "UNDERWRITING."

                             AVAILABLE INFORMATION

          ComEd and the Trust have filed with the Securities and Exchange Commission (the "Commission") a combined registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Subordinated Notes, the Preferred Securities and the Preferred Securities Guarantee offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements or extracts presented in this Prospectus from financial statements, contracts, agreements or other documents included as exhibits to the Registration Statement are not necessarily complete. With respect to each such financial statement, contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved.

          ComEd is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, information statements and other information with the Commission. Such reports, information statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Such reports, information statements and other information concerning ComEd may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60604 and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, the securities exchanges on which certain of ComEd's securities are listed.

          No separate financial statements of the Trust are included herein. ComEd does not believe that such statements would be material to holders of the Preferred Securities. The Trust is not currently subject to the informational reporting requirements of the Exchange Act. The Trust will become subject to such requirements upon the effectiveness of the Registration Statement of which this Prospectus forms a part, although it intends to seek and expects to receive an exemption therefrom.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by ComEd with the Commission (File No. 1-1839) are incorporated in this Prospectus by reference and made a part hereof:

          (i) ComEd's Annual Report on Form 10-K for the year ended December 31, 1994 (the "1994 Form 10-K Report");

          (ii) ComEd's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995 (the "March 31, 1995 Form 10-Q Report"); and

          (iii) ComEd's Current Report on Form 8-K/A-1 dated January 27, 1995 (the "January 27, 1995 Form 8-K Report").

          All documents subsequently filed by ComEd pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering made by this Prospectus, shall be deemed to be incorporated into this Prospectus by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

          ComEd will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference, other than certain exhibits to such documents. Such requests should be directed to David A. Scholz, Secretary, Commonwealth Edison Company, 37th Floor, 10 South Dearborn Street, P.O. Box 767, Chicago, Illinois 60690-0767 (telephone number 312/394-3126).


                               PROSPECTUS SUMMARY


          The following summary is qualified in its entirety by reference to the detailed information appearing elsewhere in this Prospectus. Reference is made to "Definitions" herein for the location herein of the definitions of certain capitalized terms used herein.

          Preferred Securities Offered. 8,000,000 ___% Trust Originated Preferred Securities evidencing preferred undivided beneficial interests in the assets of the Trust are offered hereby. Holders of the Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of ___% of the liquidation amount of $25 per Preferred Security, accruing from the date of original issuance and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year commencing on September 30, 1995. The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Notes, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Notes, no amounts will be paid on the Preferred Securities. See "Description of the Preferred Securities."

          Subordinated Notes. The Trust will invest the proceeds from the issuance of the Preferred Securities and Common Securities in an equivalent amount of ___% Subordinated Deferrable Interest Notes due 2035 of ComEd. The Subordinated Notes will be subordinate and junior in right of payment to all Senior Indebtedness of ComEd. See "Description of Subordinated Notes-- Subordination."

          Preferred Securities Guarantee. Payment of distributions out of moneys held by the Trust, and payments on liquidation of the Trust or the redemption of Preferred Securities are guaranteed by ComEd to the extent the Trust has funds available therefor. If ComEd does not make principal or interest payments on the Subordinated Notes, the Trust will not have sufficient funds to make distributions on the Preferred Securities, in which event the Preferred Securities Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor. See "Description of Preferred Securities Guarantee" and "Effect of Obligations under the Subordinated Notes and the Preferred Securities Guarantee" herein. The obligations of ComEd under the Preferred Securities Guarantee are subordinate and junior in right of payment to all other liabilities of ComEd and will rank pari passu with the most senior preferred stock issued by ComEd. See "Risk Factors--Ranking of

Preferred Securities Guarantee and Subordinated Notes" and "Description of the Preferred Securities Guarantee."

          Interest Deferral. ComEd has the right to defer payments of interest on the Subordinated Notes by extending the interest payment period on the Subordinated Notes, at any time, for up to 20 consecutive quarters. If interest payments on the Subordinated Notes are so deferred, distributions on the Preferred Securities will also be deferred. During any deferral, distributions will continue to accrue with interest thereon (to the extent permitted by law) as described herein. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Notes. During an Extension Period, holders of Preferred Securities will be required to include deferred interest income in their gross income in advance of receipt of the cash interest payments attributable thereto. See "Description of the Subordinated Notes-- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences--Original Issue Discount, Premium and Market Discount."

          Redemption. The Subordinated Notes are redeemable by ComEd (in whole or in part) from time to time, on or after September 30, 2000, or at any time in certain circumstances upon the occurrence of a Tax Event. If the Subordinated Notes are redeemed, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of Subordinated Notes so redeemed. The Preferred Securities will be redeemed upon maturity of the Subordinated Notes. See "Description of the Preferred Securities--Mandatory Redemption."


                                  RISK FACTORS

          Prospective purchasers of Preferred Securities should carefully review the information contained or incorporated by reference elsewhere in this Prospectus and should particularly consider the following matters:

RANKING OF PREFERRED SECURITIES GUARANTEE AND SUBORDINATED NOTES

          ComEd's obligations under the Preferred Securities Guarantee are subordinate and junior in right of payment to all liabilities of ComEd and pari passu with the most senior preferred stock now or hereafter issued by ComEd and with any guarantee now or hereafter entered into by ComEd in respect of any preferred stock of any affiliate of ComEd. The obligations of ComEd under the Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) of ComEd. At June 30, 1995, Senior Indebtedness of ComEd aggregated approximately $8,231 million. There are no terms in the Preferred Securities, the Subordinated Notes or the Preferred Securities Guarantee that limit ComEd's ability to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Notes or the Preferred Securities Guarantee. See "Description of the Preferred Securities Guarantee" and "Description of the Subordinated Notes-- Subordination."

RIGHTS UNDER THE PREFERRED SECURITIES GUARANTEE

          The Preferred Securities Guarantee guarantees to the holders of the Preferred Securities the payment of (i) any accrued and unpaid distributions which are required to be paid on the Preferred Securities, to the extent the Trust shall have funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions, to the date of the redemption, to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Notes to the holders of Preferred Securities the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee (as defined herein) or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under the Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against ComEd to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity. If ComEd were to default in its obligation to pay amounts payable on the Subordinated Notes, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Preferred Securities or otherwise, and in such event holders of the Preferred Securities would not be able to rely upon the Preferred Securities Guarantee for payment of such amounts. Instead, holders of the Preferred Securities would rely on the enforcement by the Property Trustee (as defined herein) of its rights as registered holder of the Subordinated Notes against ComEd, pursuant to the terms of the Subordinated Notes. See "Description of the Preferred Securities Guarantee -- Status of the Preferred Securities Guarantee" and "Description of the Subordinated Notes -- Subordination." The Declaration (as defined herein) provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Preferred Securities Guarantee and the Indenture (as defined herein).

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

          If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Subordinated Notes against ComEd. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Notes. If the Property Trustee fails to enforce its rights under the Subordinated Notes, a holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against ComEd to enforce the Property Trustee's rights under the Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

          ComEd has the right under the Indenture to defer payments of interest on the Subordinated Notes by extending the interest payment period at any time, and from time to time, on the Subordinated Notes. As a consequence of such an extension, quarterly distributions on the Preferred Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded quarterly) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Notes is limited to a period not exceeding 20 consecutive quarters for any such extension. In the event that ComEd exercises this right to defer payments of interest, then (a) ComEd shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) ComEd shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by ComEd which rank pari passu with or junior to the Subordinated Notes and (c) ComEd shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee). Prior to the termination of any such Extension Period, ComEd may further defer payments of interest by further extending the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Notes. Upon the termination of any Extension Period and the payment of all amounts then due, ComEd may select a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Preferred Securities
- -- Distributions" and "Description of the Subordinated Notes -- Option to Extend Interest Payment Period."

          Should ComEd exercise its rights to defer payments of interest by extending the interest payment period, each holder of Preferred Securities will continue to accrue income (as original issue discount) for United States federal income tax purposes in respect of the deferred interest allocable to its Preferred Securities. As a result, holders of Preferred Securities will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive cash from the Trust related to such income if such holder disposes of its Preferred Securities prior to the record date for the date on which distributions of such amounts are made. ComEd has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Notes. However, should ComEd determine to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of ComEd's right to defer interest payments, the market price of the Preferred Securities (which represent an undivided beneficial interest in the Subordinated Notes) may be more volatile than other securities on which original issue discount accrues that do not have such rights. See "Certain Federal Income Tax Consequences -- Original Issue Discount, Premium and Market Discount."

SPECIAL EVENT DISTRIBUTION

          Upon the occurrence of a Special Event, the Trust will be dissolved, except in the limited circumstances described below, with the result that the Subordinated Notes would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In the case of a Special Event that is a Tax Event, in certain circumstances ComEd shall have the right to redeem the Subordinated Notes, in whole or in part, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Notes are redeemed. See "Description of the Preferred Securities -
- - Special Event Redemption or Distribution" and "Certain Federal Income Tax Consequences."

          There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Notes that may be distributed in exchange for Preferred Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Notes that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Subordinated Notes upon the occurrence of a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Subordinated Notes and should carefully review all the information regarding the Subordinated Notes and ComEd contained herein. See "Description of the Preferred Securities -- Special Event Redemption or Distribution" and "Description of the Subordinated Notes."

LIMITED VOTING RIGHTS

          Holders of Preferred Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, ComEd Trustees (as defined herein), which voting rights are vested exclusively in ComEd as the holder of the Common Securities.

TRADING PRICE OF PREFERRED SECURITIES

          The Preferred Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Notes. A holder who disposes of his Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest on the Subordinated Notes through the date of disposition in income as ordinary income (i.e., OID (as defined herein)), and to add such amount to his adjusted tax basis in his pro rata share of the underlying Subordinated Notes deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Original Issue Discount, Premium and Market Discount" and "-- Sale of Preferred Securities."


                          COMMONWEALTH EDISON COMPANY

          ComEd is engaged principally in the production, purchase, transmission, distribution and sale of electricity to a diverse base of residential, commercial and industrial customers. ComEd's electric service territory has an area of approximately 11,540 square miles and an estimated population of approximately 8.2 million as of December 31, 1994 and approximately 8.1 million as of December 31, 1993. It includes the city of Chicago, an area of about 225 square miles with an estimated population of three million from which ComEd derived approximately one-third of its ultimate consumer revenues in the twelve months ended June 30, 1995. ComEd had approximately 3.4 million electric customers as of June 30, 1995. ComEd's principal executive offices are located at 37th Floor, 10 South Dearborn Street, Post Office Box 767, Chicago, Illinois 60690-0767, and its telephone number is 312/394-4321.

                               COMED FINANCING I

          The Trust is a statutory business trust formed under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on July __, 1995. The Trust's business is defined in a Declaration of Trust, executed by ComEd, as sponsor (the "Sponsor"), and the ComEd Trustees (as defined herein). The Declaration of Trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon issuance of the Preferred Securities, the purchasers thereof will own all of the Preferred Securities. ComEd will acquire all of the Common Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Notes and (iii) engaging in only those other activities necessary or incidental thereto. The Trust has a term of approximately 45 years, but may terminate earlier as provided in the Declaration.

          The Trust's business and affairs will be conducted by the trustees (the "ComEd Trustees") appointed by ComEd, as holder of the Common Securities. The duties and obligations of the ComEd Trustees shall be governed by the Declaration. Pursuant to the Declaration, the number of ComEd Trustees will initially be three. Two of the ComEd Trustees (the "Regular Trustees") will be persons who are employees or officers of, or affiliated with, ComEd. The third trustee will be a financial institution unaffiliated with ComEd which maintains a principal place of business in the State of Delaware that will serve as property trustee under the Declaration and as indenture trustee for purposes of the Trust Indenture Act (the "Property Trustee"). Wilmington Trust Company will act as the Property Trustee until removed or replaced by the holder of the Common Securities. Wilmington Trust Company will also act as indenture trustee under the Preferred Securities Guarantee (the "Preferred Guarantee Trustee"). See "Description of the Preferred Securities Guarantee."

          The Property Trustee will hold title to the Subordinated Notes for the benefit of the holders of the Trust Securities and will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Subordinated Notes. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Notes for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. ComEd, as the holder of all the Common Securities, will have the right to appoint, remove or replace any ComEd Trustee and to increase the number of ComEd Trustees, provided that the number of ComEd Trustees shall be at least three, a majority of which shall be Regular Trustees. ComEd will pay all fees and expenses related to the Trust, the offering of the Trust Securities and the issuance of the Subordinated Notes. See "Description of the Subordinated Notes -- Miscellaneous."

          The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are as set forth in the Declaration, the Delaware Business Trust Act, as amended (the "Trust Act"), and the Trust Indenture Act. See "Description of the Preferred Securities."

          The Trustee in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890. The principal place of business of the Trust shall be c/o Commonwealth Edison Company, 37th Floor, 10 South Dearborn Street, Chicago, Illinois 60690-0767 (telephone number 312/394-4321).


                         SELECTED FINANCIAL INFORMATION

          The following information is qualified in its entirety by the information appearing elsewhere in this Prospectus and by the information and financial statements incorporated in this Prospectus by reference.

                          COMMONWEALTH EDISON COMPANY

Estimated Population of Service Area.......................................   8,200,000
Customers (as of June 30, 1995)............................................   3,368,000
Sales (thousands of kilowatthours--12 months ended June 30, 1995)..........  89,134,000
Net Electric Generating Capability, net of summer limitations (kilowatts)..  21,965,000
Fuel Sources of Kilowatthour Generation (12 months ended June 30, 1995):
     Nuclear...............................................................         74%
     Coal..................................................................         23
     Oil...................................................................          1
     Natural gas...........................................................          2
                                                                                   ---
                                                                                   100%
                                                                                   ---

                             FINANCIAL INFORMATION

                                                                                                       TWELVE
                                                                                                       MONTHS
                                                    YEAR ENDED DECEMBER 31                              ENDED
                          -----------------------------------------------------------------------      (UNAUDITED)
                                                                                                        JUNE 30,
                           1990(B)        1991(B)        1992(B)       1993(A)(B)      1994(A)(B)       1995(C)
                          ----------     ----------     ----------     ----------      ----------      ----------
Electric Operating        $5,310,819     $6,275,533     $6,026,321     $5,260,440      $6,277,521      $6,458,276
 Revenues (thousands              (1)            (1)            (1)            (2)             (2)
 of dollars)

Net Income (thousands     $  128,291     $   94,887     $  513,981     $  112,440      $  423,946      $  614,661
 of dollars)                                                                   (3)

Net Income on Common      $   45,796     $   16,599     $  443,442     $   46,388      $  359,019      $  546,988
 Stock (thousands                                                              (3)
 of dollars)

Earnings per Common       $     0.22     $     0.08     $     2.08     $     0.22      $     1.68      $     2.55
 Share                                                                         (3)

Ratios of Earnings to-

   Fixed Charges (D)            1.42           1.59           2.06           1.19            1.99            2.47

   Fixed Charges and            1.21           1.36           1.78           1.03            1.73            2.13
    Preferred and
    Preference Stock
    Dividend Require-
    ments (D)
- --------------------------

See Notes (A) through (D) on pages 11 through 13.

(1) Reflects provisions for revenue refunds of $536.4 million, $0.9 million and $18.4 million for the years ended December 31, 1990, 1991 and 1992, respectively, relating to the Illinois Supreme Court's ("Supreme Court") reversal of the Illinois Commerce Commission's ("ICC") 1988 rate order and the Supreme Court's decision regarding Byron Unit 1.

(2) Reflects provisions for revenue refunds of $1,281 million and $16 million for the years ended December 31, 1993 and 1994, respectively, recording the effects of two settlements related to various proceedings and matters concerning ComEd's rates and its fuel adjustment clause. See Note A for additional information.

(3) In January 1993, ComEd adopted an accounting standard which requires an asset and liability approach for financial accounting and reporting for income taxes as opposed to the deferred method that ComEd had previously used. ComEd adopted the standard as a cumulative effect of a change in an accounting principle, which increased net income and net income on common stock for the year ended December 31, 1993 by $9.7 million or $0.05 per common share.

NOTES TO FINANCIAL INFORMATION:

(A) In November 1993, two settlements related to various proceedings and matters concerning ComEd's rates and its fuel adjustment clause became final. One settlement (the "Rate Matters Settlement") concerned the proceedings relating to ComEd's 1985 and 1991 ICC rate orders (which orders related to, among other things, the recovery of costs associated with ComEd's four most recently completed nuclear generating units, Byron Units 1 and 2 and Braidwood Units 1 and 2), the proceedings concerning the reduction in the difference between ComEd's summer and non-summer residential rates that was effected in the summer of 1988, outstanding issues related to the appropriate interest rate and rate design to be applied to a refund made by ComEd during 1990 related to a 1988 ICC rate order, and matters related to a rider to ComEd's rates that it was required to file as a result of the change in the federal corporate income tax rate made by the Tax Reform Act of 1986. The other settlement (the "Fuel Matters Settlement") related to the ICC fuel reconciliation proceedings involving ComEd for the period from 1985 through 1988 and to future challenges by the settling parties to the prudence of ComEd's western coal costs for the period from 1989 through 1992.

     Under the Rate Matters Settlement, effective as of November 4, 1993, ComEd reduced its rates by approximately $339 million annually and commenced refunding approximately $1.26 billion (including revenue taxes), plus interest at five percent on the unpaid balance, through temporarily reduced rates over an initial refund period which ended in November 1994 (followed by a reconciliation period of five months). ComEd had previously deferred the recognition of revenues during 1993 as a result of developments in the proceedings related to the 1991 ICC rate order, which resulted in a reduction to 1993 net income of approximately $160 million or $0.75 per common share. The recording of the effects of the Rate Matters Settlement in October 1993 reduced 1993 net income by approximately $292 million or $1.37 per common share, in addition to the approximately $160 million effect of the deferred recognition of revenues and after the partially offsetting effect of recording approximately $269 million or $1.26 per common share in deferred carrying charges, net of income taxes, authorized in the ICC rate order issued on January 6, 1993 (as subsequently modified, the "Remand Order"). The deferred recognition of revenues was eliminated in October 1993 at the time the provisions for revenue refunds related to the Rate Matters Settlement, which reflected those deferred revenues, were recorded.

     Under the Fuel Matters Settlement, effective as of December 2, 1993, ComEd commenced paying approximately $108 million (including revenue taxes) to its customers through temporarily reduced collections under its fuel adjustment clause over a twelve-month period which ended in November 1994. The recording of the effects of the Fuel Matters Settlement in October 1993 reduced 1993 net income by approximately $62 million or $0.29 per common share.

(B) During the periods presented under the subcaption "Financial Information" in "Selected Financial Information," ComEd's revenues, net income, cash flows, plant carrying costs, ratios of earnings to fixed charges and ratios of earnings to fixed charges and preferred and preference stock dividend requirements were affected directly by the proceedings that are the subject of the Rate Matters Settlement and the Fuel Matters Settlement. The uncertainties associated with such proceedings and related issues, among other things, led to the Rate Matters Settlement and the Fuel Matters Settlement. See Note A for additional information.

     The Illinois Public Utilities Act requires the ICC to hold annual public hearings to determine whether each utility's fuel adjustment clause reflects actual costs of fuel and power prudently purchased and to reconcile amounts collected with actual costs. Through its fuel adjustment clause, ComEd recovers from its customers the cost of the fuel used to generate electricity and of purchased power as compared to fuel costs included in base rates.

     ComEd is currently involved in proceedings relating to the amounts collected under its fuel adjustment clause with respect to 1993. ICC orders have been issued in fuel reconciliation proceedings for years prior to 1993; however, certain intervenors have appealed the ICC order in the 1989 fuel reconciliation proceedings on issues relating to nuclear station performance. Under the Fuel Matters Settlement, parties to the settlement agreed not to challenge the prudence of ComEd's western coal costs for the period from 1989 through 1992. ComEd's western coal contracts and its rail contracts for delivery of the western coal were renegotiated during 1992 effective as of January 1, 1993, to provide, among other things, for significant reductions in the delivered price of the coal over the duration of the contracts. However, the renegotiated contracts provide for the purchase of certain coal at prices substantially above currently prevailing market prices and ComEd has substantial purchase commitments under its contracts. For additional information relating to ComEd's commitments for the purchase of coal, see "Management's Discussion and Analysis of Financial Condition and Results of Operations," subcaption "Liquidity and Capital Resources," and Notes 1 and 19 of Notes to Financial Statements in the March 31, 1995 Form 10-Q Report.

(C) On January 9, 1995, the ICC issued its rate order (the "Rate Order") in the proceedings relating to ComEd's February 10, 1994 rate increase request. The Rate Order provides, among other things, for (i) an increase in ComEd's total revenues of approximately $301.8 million (excluding add-on revenue taxes) or 5.2%, on an annual basis, including a $303.2 million increase in base rates, (ii) the collection of municipal franchise costs as an adder to base rates until May 1, 1995, when ComEd began collecting such costs prospectively on an individual municipality basis through a rider, and
     (iii) the use of a rider, with annual review proceedings, to pass on to ratepayers increases or decreases in estimated costs associated with the decommissioning of ComEd's nuclear generating units. The rates provided in the Rate Order became effective on January 14, 1995; however, they are being collected subject to refund as a result of subsequent judicial action. Intervenors and ComEd have filed appeals of the Rate Order with the Illinois Appellate Court. Electric operating revenues of approximately $139 million (excluding revenue taxes) are subject to refund.

     In the Rate Order, the ICC also determined that Byron Unit 2 and Braidwood Units 1 and 2 were 100% "used and useful" and that the previously determined reasonable costs of such Units, as depreciated, should be included in full in ComEd's rate base. The ICC also determined, however, that ComEd's annual nuclear plant decommissioning cost collections from its ratepayers should be reduced from the $127 million previously authorized in the 1991 ICC rate order to $112.7 million. The $112.7 million annual collection amount primarily resulted from the ICC's decision to exclude from ComEd's costs subject to collection a contingency allowance. As noted above, the Rate Order established a rider which allows annual adjustments to decommissioning cost collections outside of the context of a traditional rate proceeding. Such rider is intended to allow adjustments in decommissioning cost recoveries from ratepayers as changes in cost estimates become identifiable. On April 19, 1995, the ICC approved ComEd's initial rider filing, which increased its annual collections to $113.5 million. Under Illinois law, decommissioning cost collections are required to be deposited in external trust funds; and, consequently, such collections do not add to the cash flows available for general corporate purposes.

(D) For purposes of computing the ratios of earnings to fixed charges and the ratios of earnings to fixed charges and preferred and preference stock dividend requirements: (i) earnings consist of net income before deducting net provisions for income taxes (including deferred taxes and current income taxes applicable to nonoperating activities), investment tax credits deferred and fixed charges; (ii) fixed charges consist of interest on debt, amortization of debt discount, premium and expense, and the estimated interest component of nuclear fuel and other lease payments and rentals; and (iii) preferred and preference stock dividend requirements represent an amount equal to income, before income taxes, which would be required to meet the dividends on preferred and preference stocks.

                            CAPITALIZATION OF COMED

          The following table sets forth the unaudited consolidated capitalization including short-term borrowings and current maturities of ComEd at June 30, 1995, and as adjusted to reflect the sale of the Preferred Securities offered hereby and the application of the estimated net proceeds from such sale. See "Use of Proceeds." The table should be read in conjunction with ComEd's consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See "Incorporation of Certain Documents by Reference."

                                                        At June 30, 1995
                                                        -----------------
                                                           (Unaudited)
                                                     Actual      As Adjusted
                                                     -------     -----------
                                                       (Dollars in Millions)
Short-term borrowings..............................  $    47       $     7

Long-term borrowings including current maturities..    7,559         7,399

Company-obligated preferred securities
 of subsidiary trust (1)...........................       --           200

Preferred and preference stocks without mandatory
 redemption requirements...........................      508           508

Preference stock subject to mandatory redemption
 requirements including current maturities.........      307           307

Common stock equity................................    5,431         5,431
                                                     -------       -------

Total capitalization including
 short-term borrowings and current maturities......  $13,852       $13,852
                                                     =======       =======

________________________

(1) As described in this Prospectus, the sole asset of the Trust will be the ____% Subordinated Deferrable Interest Notes due 2035 of ComEd with a principal amount of $ ________ and upon redemption of such debt, the Preferred Securities will be mandatorily redeemable.


                              ACCOUNTING TREATMENT

          The financial statements of the Trust will be consolidated with ComEd's financial statements, with the Preferred Securities shown on ComEd's consolidated financial statements as Company-obligated preferred securities of subsidiary trust.

                                USE OF PROCEEDS

          The proceeds of the sale of the Preferred Securities will be invested by the Trust in the Subordinated Notes of ComEd. ComEd will use the net proceeds from the sale of such Subordinated Notes to pay approximately $140 million of short-term commercial paper notes issued to discharge previously outstanding long-term debt and to pay approximately $60 million on an outstanding bank loan. The commercial paper bears interest at rates ranging from 5.89% to 6.13% and the bank loan bears interest at a variable rate of interest (currently approximately 6 1/2%). See "Capitalization of ComEd." For additional information concerning ComEd's outstanding long-term debt, see the Statements of Consolidated Capitalization in the March 31, 1995 Form 10-Q Report.

                    DESCRIPTION OF THE PREFERRED SECURITIES

          The Preferred Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee will act as the indenture trustee for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Preferred Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the principal terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement, of which this Prospectus is a part, the Trust Act and the Trust Indenture Act.

GENERAL

          The Declaration authorizes the Regular Trustees, on behalf of the Trust, to issue the Preferred Securities, which represent preferred undivided beneficial interests in the assets of the Trust, and the Common Securities, which represent common undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned by ComEd. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Preferred Securities, except that upon the occurrence and during the continuation of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights to payment of the holders of the Preferred Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will own and hold the Subordinated Notes for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Preferred Securities or liquidation of the Trust, are guaranteed by ComEd to the extent described under "Description of the Preferred Securities Guarantee." The Preferred Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. The Preferred Securities Guarantee does not cover payment of distributions on the Preferred Securities when the Trust does not have sufficient available funds in the Property Account to make such distributions.

DISTRIBUTIONS

          Distributions on the Preferred Securities will be fixed at a rate per annum of __% of the stated liquidation amount of $25 per Preferred Security. Distributions in arrears will bear interest at the rate of __% per annum (to the extent permitted by applicable law). The term "distributions" as used herein includes any such interest payable unless otherwise stated.

          Distributions on the Preferred Securities will be cumulative, will accrue from _______ __, 1995 and will be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year to the holders of record on the applicable record date, commencing

September 30, 1995 when, as and if available for payment by the Property Trustee, except as otherwise described below. The amount of distributions payable for any full quarterly period will be computed on the basis of a 360-day year of twelve 30-day months, and for any period shorter than a full quarter, on the basis of the actual number of days elapsed in such a 90-day quarter.

          ComEd has the right under the Indenture to defer payments of interest on the Subordinated Notes by extending the interest payment period from time to time on the Subordinated Notes which, if exercised, would defer quarterly distributions on the Preferred Securities (though such distributions would continue to accrue interest since interest would continue to accrue on the Subordinated Notes) during any such extended interest payment period. In the event that ComEd exercises this right, then (a) ComEd shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) ComEd shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by ComEd which rank pari passu with or junior to the Subordinated Notes, and (c) ComEd shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee). Prior to the termination of any such Extension Period, ComEd may further extend the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Notes. Upon the termination of any Extension Period and the payment of all amounts then due, ComEd may select a new Extension Period as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Subordinated Notes -- Interest" and "-- Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Preferred Securities, if funds are available therefor, as they appear on the books and records of the Trust on the record date next following the termination of such Extension Period.

          Distributions on the Preferred Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions in the Property Account. The Trust's funds available for distribution to the holders of the Preferred Securities will be limited to payments received under the Subordinated Notes. See "Description of the Subordinated Notes." The payment of distributions out of moneys held by the Trust is guaranteed by ComEd to the extent set forth under "Description of the Preferred Securities Guarantee."

          Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry only form, will be one Business Day (as defined herein) prior to the relevant payment dates, which payment dates correspond to the interest payment dates on the Subordinated Notes. Such distributions will be paid through the Property Trustee, who will hold amounts received in respect of the Subordinated Notes in the Property Account for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "-- Book-Entry Only Issuance --The Depository Trust Company" below. In the event the Preferred Securities shall not continue to remain in book-entry only form, the Regular Trustees shall have the right to select relevant record dates which shall be at least one Business Day, but less than 60 Business Days, prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Preferred Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. A "Business Day" shall mean any day other than a day on which banking institutions in Wilmington, Delaware or New York, New York are authorized or required by law to close.

MANDATORY REDEMPTION

          The Subordinated Notes will mature on September 30, 2035 and may be redeemed, in whole or in part, at any time on or after September 30, 1995, or at any time in certain circumstances upon the occurrence of a Tax Event. Upon the repayment of the Subordinated Notes, whether at maturity or upon acceleration, redemption or otherwise, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so repaid or redeemed at the Redemption Price; provided that, except in the case of payments upon maturity, holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Subordinated Notes." In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

          "Tax Event" means that the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, on or after the date of this Prospectus, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, which amendment or change is enacted, promulgated, issued or announced or which interpretation or pronouncement is issued or announced or which action is taken, in each case on or after the date of this Prospectus, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to interest accrued or received on the Subordinated Notes, (ii) interest payable to the Trust on the Subordinated Notes would not be deductible in whole or in part by ComEd for United States federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment becomes effective on or after the date of this Prospectus.

          "Investment Company Event" means that the Regular Trustees shall have received an opinion from independent counsel experienced in practice under the 1940 Act (as hereinafter defined) to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus.

          If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event") shall occur and be continuing, the Trust shall, except in the circumstances described below, be dissolved with the result that Subordinated Notes with an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Trust Securities would be distributed to the holders of the Trust Securities, in liquidation of such holders' interests in the Trust on a pro rata basis, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution of the Trust and the distribution of the Subordinated Notes; and, provided, further, that, if at the time there is available to the Trust the opportunity to eliminate, within such 90-day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, ComEd or the holders of the Trust Securities, the Trust will pursue such measure in lieu of dissolution. Furthermore, if in the case of the occurrence of a Tax Event, (i) ComEd has received an opinion (a "Redemption Tax Opinion") from independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that ComEd would be precluded from deducting the interest on the Subordinated Notes for United States federal income tax purposes even after the Subordinated Notes were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered, ComEd shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Subordinated Notes in whole or in part for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so redeemed shall be redeemed by the Trust at the Redemption Price on a pro rata basis; provided, however, that, if at the time there is available to ComEd or the Trust the opportunity to eliminate, within such 90-day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Trust, ComEd or the holders of the Trust Securities, ComEd or the Trust will pursue such measure in lieu of redemption.

          If Subordinated Notes are distributed to the holders of the Preferred Securities, ComEd will use its best efforts to have the Subordinated Notes listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

          After the date for any distribution of Subordinated Notes upon dissolution of the Trust, (i) the Preferred Securities and Preferred Securities Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Preferred Securities, will receive a registered global certificate or certificates representing the Subordinated Notes to be delivered upon such distribution and (iii) any certificates representing Preferred Securities and Preferred Securities Guarantee not held by the depositary or its nominee will be deemed to represent Subordinated Notes having an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, such Preferred Securities, until such certificates are presented to ComEd or its agent for transfer or reissuance.

          There can be no assurance as to the market prices for the Preferred Securities or the Subordinated Notes that may be distributed in exchange for the Preferred Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Subordinated Notes that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

REDEMPTION PROCEDURES

          The Trust may not redeem fewer than all of the outstanding Preferred Securities unless all accrued and unpaid distributions have been paid on all Trust Securities for all quarterly distribution periods terminating on or prior to the date of redemption.

          If the Trust gives a notice of redemption in respect of Preferred Securities (which notice will be irrevocable), then, by 12:00 noon, New York City time, on the redemption date, provided that ComEd has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Notes, the Trust will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the depositary irrevocable instructions and authority to pay the Redemption Price to the holders of the Preferred Securities. See "-- Book-Entry Only Issuance -- The Depository Trust Company." If notice of redemption shall have been given and funds deposited as required, then immediately prior to the close of business on the date of such deposit, distributions will cease to accrue and all rights of holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities is improperly withheld or refused and not paid either by the Trust or by ComEd pursuant to the Preferred Securities Guarantee, distributions on such Preferred Securities will continue to accrue, from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

          In the event that fewer than all of the outstanding Preferred Securities are to be redeemed, the Preferred Securities will be redeemed pro rata as described under "-- Book-Entry Only Issuance -- The Depository Trust Company" below.

          Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), ComEd or its affiliates may, at any time and from time to time, purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

          In the event of any voluntary or involuntary dissolution, winding-up or termination of the Trust, the holders of the Preferred Securities at that time will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $25 per Preferred Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such dissolution, winding-up or termination, Subordinated Notes in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid distributions on, the Preferred Securities have been distributed on a pro rata basis to the holders of Preferred Securities in exchange for such Preferred Securities.

          If, upon any such dissolution, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Preferred Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Preferred Securities, except that if a Declaration Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities.

          Pursuant to the Declaration, the Trust shall terminate (i) on ________, the expiration of the term of the Trust, (ii) upon the bankruptcy of ComEd, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to ComEd, the filing of a certificate of cancellation with respect to the Trust, or the revocation of the charter of ComEd and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of the Subordinated Notes following the occurrence of a Special Event, (v) upon the entry of a decree of a judicial dissolution of ComEd or the Trust or (vi) upon the redemption of all of the Trust Securities.

DECLARATION EVENTS OF DEFAULT

          An event of default under the Indenture (an "Indenture Event of Default") (see "Description of the Subordinated Notes -- Indenture Events of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"), provided that pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities or its consequences until all Declaration Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Preferred Securities and only the holders of the Preferred Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture.

          Upon the occurrence of a Declaration Event of Default, the Property Trustee, as the sole holder of the Subordinated Notes, will have the right under the Indenture to declare the principal of, and interest on, the Subordinated Notes to be immediately due and payable.

VOTING RIGHTS

          Except as provided below, under the Trust Act, the Trust Indenture Act and under "Description of the Preferred Securities Guarantee -- Amendments and Assignment" and as otherwise required by law and the Declaration, the holders of the Preferred Securities will have no voting rights.

          The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as the holder of the Subordinated Notes, to (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee (as hereinafter defined) under the Indenture with respect to the Subordinated Notes,
(ii) waive any past Indenture Event of Default which is waivable under the Base Indenture (as defined herein), (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Notes shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Subordinated Notes, where such consent shall be required, provided that where a consent under the Indenture would require the consent of more than a majority of the holders in principal amount of Subordinated Notes affected thereby (a "Super-Majority"), only the holders of at least the proportion in liquidation amount of the Preferred Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Notes, may direct the Property Trustee to give such consent. If the Property Trustee fails to enforce its rights under the Declaration, a holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against any person to enforce the Property Trustee's rights under the Declaration without first instituting any legal proceeding against the Property Trustee or any other person or entity. The Property Trustee shall notify all holders of the Preferred Securities of any notice of default received from the Debt Trustee with respect to the Subordinated Notes. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. The Property Trustee shall not take any action described in clauses
(i), (ii), (iii) or (iv) above unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes and each holder of Trust Securities will be treated as owning an undivided beneficial interest in the Subordinated Notes.

          In the event the consent of the Property Trustee, as the holder of the Subordinated Notes, is required under the Indenture with respect to any amendment, modification or termination of the Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination. The Property Trustee shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Preferred Securities and, if no Declaration Event of Default has occurred and is continuing, a majority in liquidation amount of the Common Securities, voting together as separate classes, provided that where a consent under the Indenture would require the consent of a Super-Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Preferred Securities and Common Securities, respectively, which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Notes outstanding. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of independent tax counsel to the effect that, as a result of such action, the Trust will not be classified as other than a grantor trust for United States federal income tax purposes.

          A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

          Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Preferred Securities. Each such notice will include a statement setting forth (i) the date of such meeting or the date by which such action is to be taken, (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought and (iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Preferred Securities will be required for the Trust to redeem and cancel Preferred Securities or distribute Subordinated Notes in accordance with the Declaration.

          Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities at such time that are owned by ComEd or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, ComEd shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

          The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Book-Entry Only Issuance -- The Depository Trust Company."

          Holders of the Preferred Securities will have no rights to appoint or remove the ComEd Trustees, who may be appointed, removed or replaced solely by ComEd, as the direct or indirect holder of all the Common Securities.

MODIFICATION OF THE DECLARATION

          The Declaration may be amended or modified if approved and executed by a majority of the Regular Trustees, provided that if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise or (ii) the dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66-2/3 in liquidation amount of the Trust Securities affected thereby, provided that a reduction of the principal amount or the distribution rate, or a change in the payment dates or maturity of the Preferred Securities, shall not be permitted without the consent of each holder of Preferred Securities. In the event any amendment or proposal referred to in clause (i) above would adversely affect only the Preferred Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66-2/3 in liquidation amount of such class of Trust Securities.

          Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee or (iii) cause the Trust to be deemed to be an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

          The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided, that (i) such successor entity either (x) expressly assumes all of the obligations of the Trust with respect to the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Securities rank in priority with respect to distributions and payments upon liquidation, redemption, maturity and otherwise, (ii) ComEd expressly acknowledges a trustee of such successor entity which possesses the same powers and duties as the Property Trustee as the holder of the Subordinated Notes,
(iii) the Preferred Securities or any Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, (iv) such merger, consolidation, amalgamation or replacement does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (vi) such successor entity has a purpose identical to that of the Trust, (vii) prior to such merger, consolidation, amalgamation or replacement, ComEd has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (viii) ComEd guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Preferred Securities Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger or replacement would cause the Trust or the successor entity to be classified for United States federal income tax purposes as other than a grantor trust and each holder of Trust Securities not to be treated as owning an undivided beneficial interest in the Subordinated Notes.

BOOK-ENTRY ONLY ISSUANCE - THE DEPOSITORY TRUST COMPANY

          The Depository Trust Company ("DTC") will act as securities depositary for the Preferred Securities. The Preferred Securities will be issued only as fully registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully registered global Preferred Securities certificates will be issued, representing in the aggregate the total number of Preferred Securities, and will be deposited with DTC.

          The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global Preferred Security.

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "Clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

          Purchases of Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities on DTC's records. The ownership interest of each actual purchaser of Preferred Securities ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities. Transfers of ownership interests in the Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities, except in the event that use of the book-entry system for the Preferred Securities is discontinued.

          To facilitate subsequent transfers, all the Preferred Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to

Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Redemption notices shall be sent to Cede & Co. If less than all of the Preferred Securities are being redeemed, DTC will reduce pro rata the amount of the interest of each Direct Participant in the Preferred Securities to be redeemed; provided that if, as a result of such pro rata redemption, Direct Participants would hold fractional interests in the Preferred Securities, DTC will adjust the amount of the interest of each Direct Participant to be redeemed to avoid such fractional interests.

          Although voting with respect to the Preferred Securities is limited, in those cases where a vote is required neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

          Distribution payments on the Preferred Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the account of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Trust, any trustee or ComEd, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

          Except as provided herein, a Beneficial Owner in a global Preferred Security will not be entitled to receive physical delivery of Preferred Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Preferred Securities.

          DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Preferred Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of ComEd) may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Preferred Securities. In that event, certificates for the Preferred Securities will be printed and delivered.

          The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that ComEd and the Trust believe to be reliable, but ComEd and the Trust take no responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

          The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Preferred Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Property Trustee, upon the occurrence of a Declaration Event of Default, from exercising the rights and powers vested in it by the Declaration. The Property Trustee also serves as trustee under the Preferred Securities Guarantee.

REGISTRAR AND TRANSFER AGENT

          In the event that the Preferred Securities do not remain in book-entry only form, the Property Trustee will act as paying agent and may designate an additional or substitute paying agent at any time. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Regular Trustees may require) in respect of any tax or other government charges which may be imposed in relation to it. The Trust will not be required to register or cause to be registered the transfer of Preferred Securities after such Preferred Securities have been called for redemption.

GOVERNING LAW

          The Declaration and the Preferred Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

          The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be deemed to be an "investment company" required to be registered under the 1940 Act or characterized for United States federal income tax purposes as other than a grantor Trust. ComEd is authorized and directed to conduct its affairs so that the Subordinated Notes will be treated as indebtedness of ComEd for United States federal income tax purposes. In this connection, the Regular Trustees and ComEd are authorized to take any action, not inconsistent with applicable law, the restated articles of incorporation of ComEd, that each of the Regular Trustees and ComEd determines in their discretion to be necessary or desirable for such purposes, as long as such action does not materially and adversely affect the interests of the holders of the Preferred Securities.


               DESCRIPTION OF THE PREFERRED SECURITIES GUARANTEE

          Set forth below is a summary of information concerning the Preferred Securities Guarantee that will be executed and delivered by ComEd for the benefit of the holders from time to time of the Preferred Securities. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act. Wilmington Trust Company will act as the Preferred Guarantee Trustee. The terms of the Preferred Securities Guarantee will be those set forth therein and those made part thereof by the Trust Indenture Act. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Preferred Securities Guarantee, which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part and the Trust Indenture Act.
The Preferred Securities will be held by the Preferred Guarantee Trustee for the benefit of the holders of the Preferred Securities.

GENERAL

          Pursuant to the Preferred Securities Guarantee, ComEd will irrevocably and unconditionally agree, to the extent set forth therein, to pay in full to the holders of the Preferred Securities the Guarantee Payments (as defined herein) (without duplication of amounts theretofore paid by the Trust), to the extent not paid by the Trust, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The following payments or distributions with respect to the Preferred Securities to the extent not paid or made by the Trust (the "Guarantee Payments") will be subject to the Preferred Securities Guarantee (without duplication): (i) any accrued and unpaid distributions that are required to be paid on the Preferred Securities, to the extent the Trust has funds available therefor, (ii) the Redemption Price, including all accrued and unpaid distributions to the date of the redemption, to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Notes to the holders of Preferred Securities in exchange for Preferred Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Preferred Securities to the date of payment and (b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities in liquidation of the Trust. ComEd's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by ComEd to the holders of Preferred Securities or by causing the Trust to pay such amounts to such holders.

          The Preferred Securities Guarantee will be a full and unconditional guarantee of the Guarantee Payments with respect to the Preferred Securities from the time of issuance of the Preferred Securities, but will not apply to the payment of distributions and other payments on the Preferred Securities when the Property Trustee does not have sufficient funds in the Property Account to make such distributions or other payments. If ComEd does not make interest payments on the Subordinated Notes held by the Property Trustee, the Trust will not make distributions on the Preferred Securities issued by the Trust and will not have funds available therefor. See "Description of the Subordinated Notes -- Certain Covenants."

          ComEd has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities (the "Common Securities Guarantee") to the same extent as the Preferred Securities Guarantee, except that upon the occurrence and during the continuation of an Indenture Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

CERTAIN COVENANTS OF COMED

          In the Preferred Securities Guarantee, ComEd will covenant that, so long as the Preferred Securities remain outstanding, if there shall have occurred and is continuing any event that would constitute an event of default under the Preferred Securities Guarantee or the Declaration, then (a) ComEd shall not declare or pay any dividend on, or make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, and (b) ComEd shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by ComEd which rank pari passu with or junior to the Subordinated Notes.

AMENDMENTS AND ASSIGNMENT

          Except with respect to any changes which do not materially adversely affect the rights of holders of Preferred Securities (in which case no vote will be required), the Preferred Securities Guarantee may be amended only with the prior approval of the holders of not less than 66-2/3% in liquidation amount of the outstanding Preferred Securities. The manner of obtaining any such approval of holders of the Preferred Securities is set forth under "Description of the Preferred Securities -- Voting Rights." All guarantees and agreements contained in the Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of ComEd and shall inure to the benefit of the Preferred Guarantee Trustee and the holders of the Preferred Securities then outstanding.

TERMINATION OF THE PREFERRED SECURITIES GUARANTEE

          The Preferred Securities Guarantee will terminate and be of no further force and effect as to the Preferred Securities upon full payment of the Redemption Price of all Preferred Securities, or upon distribution of the Subordinated Notes to the holders of the Preferred Securities, and will terminate completely upon full payment of the amounts payable upon liquidation of the Trust. See "Description of the Subordinated Notes -- Events of Default" for a description of the events of default and enforcement rights of the holders of Subordinated Notes. The Preferred Securities Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must repay to the Trust or ComEd, or their successors, any sums paid to them under such Preferred Securities or the Preferred Securities Guarantee.

EVENTS OF DEFAULT

          An event of default under the Preferred Securities Guarantee will occur upon the failure of ComEd to perform any of its payment or other obligations thereunder.

          The holders of a majority in liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Preferred Guarantee Trustee in respect of the Preferred Securities Guarantee or to direct the exercise of any trust or power conferred upon the Preferred Guarantee Trustee under the Preferred Securities Guarantee. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against ComEd to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity.

STATUS OF THE PREFERRED SECURITIES GUARANTEE

          ComEd's obligations under the Preferred Securities Guarantee to make the Guarantee Payments will constitute an unsecured obligation of ComEd and will rank (i) subordinate and junior in right of payment to all other liabilities of ComEd, including the Subordinated Notes, except those liabilities of ComEd made pari passu or subordinate by their terms, (ii) pari passu with the most senior preferred stock now or hereafter issued by ComEd and with any guarantee now or hereafter entered into by ComEd in respect of any preferred stock of any affiliate of ComEd, and (iii) senior to ComEd's common stock. The terms of the Preferred Securities provide that each holder of Preferred Securities by acceptance thereof agrees to the subordination provisions and other terms of the Preferred Securities Guarantee.

          The Preferred Securities Guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity). The Preferred Securities Guarantee will be deposited with the Preferred Guarantee Trustee to be held for the benefit of the holders of the Preferred Securities. Except as otherwise noted herein, the Preferred Guarantee Trustee has the right to enforce the Preferred Securities Guarantee on behalf of the holders of the Preferred Securities. The Preferred Securities Guarantee will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust).

INFORMATION CONCERNING THE PREFERRED GUARANTEE TRUSTEE

          The Preferred Guarantee Trustee, prior to the occurrence of a default with respect to the Preferred Securities Guarantee and after the curing of all such defaults that may have occurred, undertakes to perform only such duties as are specifically set forth in the Preferred Securities

Guarantee and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Preferred Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Preferred Securities Guarantee at the request of any holder of Preferred Securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Preferred Guarantee Trustee, upon the occurrence of an event of default under the Preferred Securities Guarantee, from exercising the rights and powers vested in it by the Preferred Securities Guarantee. The Preferred Guarantee Trustee also serves as Property Trustee.

GOVERNING LAW

          The Preferred Securities Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York.


                     DESCRIPTION OF THE SUBORDINATED NOTES

          Set forth below is a description of the terms of the Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture (the "Base Indenture"), dated as of July __, 1995, between ComEd and Wilmington Trust Company, as Trustee (the "Debt Trustee"), as supplemented by a First Supplemental Indenture, dated as of ________, 1995 (the Base Indenture, as so supplemented, is hereinafter referred to as the "Indenture"), the forms of which are filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the Subordinated Notes will include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act. Certain capitalized terms used herein are defined in the Indenture.

          Under certain circumstances involving the dissolution of the Trust following the occurrence of a Special Event, Subordinated Notes may be distributed to the holders of Trust Securities in liquidation of the Trust. See "Description of the Preferred Securities -- Special Event Redemption or Distribution."

          If the Subordinated Notes are distributed to the holders of the Trust Securities, ComEd will use its best efforts to have the Subordinated Notes listed on the New York Stock Exchange or on such other exchange as the Preferred Securities are then listed.

GENERAL

          The Subordinated Notes will be issued as unsecured subordinated debt securities under the Indenture. The Subordinated Notes will be limited in aggregate principal amount to approximately $206.2 million, such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and the capital contributed by ComEd in exchange for the Common Securities (the "Payment").

          The Subordinated Notes are not subject to a sinking fund provision. The entire principal amount of the Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, including Additional Interest (as defined herein), if any, on September 30, 2035.

          If Subordinated Notes are distributed to holders of the Preferred Securities in liquidation of such holders' interests in the Trust, such Subordinated Notes will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Subordinated Notes may be issued in certificated form in exchange for a Global Security. See "--Book Entry and Settlement." In the event Subordinated Notes are issued in certificated form, such Subordinated Notes will be in denominations of $25 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Notes issued as a Global Security will be made to the depositary for the Subordinated Notes. In the event Subordinated Notes are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Notes will be registrable and Subordinated Notes will be exchangeable for Subordinated Notes of other denominations of a like aggregate principal amount at the corporate trust office of the Debt Trustee in ____________, _____________; provided, that payment of interest may be made at the option of ComEd by check mailed to the address of the persons entitled thereto.

          The Indenture does not contain provisions that afford holders of the Subordinated Notes protection in the event of a highly leveraged transaction involving ComEd.

SUBORDINATION

          The Indenture provides that the Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness of ComEd, whether now existing or hereafter incurred. No payment of principal of (including redemption payments, if any), premium, if any, or interest on, the Subordinated Notes may be made if (a) any Senior Indebtedness of ComEd is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default. Upon any distribution of assets of ComEd to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal of, premium, if any, and interest due or to become due on, all Senior Indebtedness must be paid in full before the holders of the Subordinated Notes are entitled to receive or retain any payment. The rights of the holders of the Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to such Senior Indebtedness until all amounts owing on the Subordinated Notes are paid in full.

          The term "Senior Indebtedness" means (i) any payment in respect of (a) indebtedness of ComEd for money borrowed and (b) indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by ComEd including, without limitation, indebtedness evidenced by securities issued pursuant to its Mortgage dated July 1, 1923, as supplemented, and indentures with various trustees (other than the Indenture); (ii) all capital lease obligations of ComEd; (iii) all obligations of ComEd issued or assumed as the deferred purchase price of property, all conditional sale obligations of ComEd and all obligations of ComEd under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of ComEd for the reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons for the payment of which ComEd is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of ComEd (whether or not such obligation is assumed by ComEd), except for (1) any such indebtedness that is by its terms subordinated to or pari passu with the Subordinated Notes, as the case may be, including all other debt securities and guarantees in respect of those debt securities, issued to any other trusts, partnerships or other entities affiliated with ComEd which act as a financing vehicle of ComEd in connection with the issuance of preferred securities by such entity or other securities which rank pari passu with, or junior to, the Preferred Securities, and (2) any indebtedness between or among ComEd and its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

          The Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued by ComEd. As of June 30, 1995, Senior Indebtedness of ComEd aggregated approximately $8,231 million.

CERTAIN COVENANTS

          If (i) there shall have occurred any event that would constitute an Indenture Event of Default or (ii) ComEd shall be in default with respect to its payment of any obligations under the Preferred Securities Guarantee or the Common Securities Guarantee, then (a) ComEd shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) ComEd shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by ComEd which rank pari passu with or junior to the Subordinated Notes and (c) ComEd shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee).

          If ComEd shall have given notice of its election of an Extension Period as provided in the Indenture and such period, or any extension thereof, shall be continuing, then (a) ComEd shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) ComEd shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by ComEd which rank pari passu with or junior to the Subordinated Notes and (c) ComEd shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee).

          For so long as the Trust Securities remain outstanding, ComEd will covenant (i) to directly or indirectly maintain 100% direct or indirect ownership of the Common Securities of the Trust; provided, however, that any permitted successor of ComEd under the Indenture may succeed to ComEd's ownership of such Common Securities, (ii) not to cause, as sponsor of the Trust, or to permit, as holder of the Common Securities, the dissolution, winding-up or termination of the Trust, except in connection with a distribution of the Subordinated Notes as provided in the Declaration and in connection with certain mergers, consolidations or amalgamations and (iii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income purposes.

OPTIONAL REDEMPTION

          ComEd shall have the right to redeem the Subordinated Notes, in whole or in part, from time to time, on or after September 30, 2000, or at any time in certain circumstances upon the occurrence of a Tax Event as described under "Description of the Preferred Securities -- Special Event Redemption or Distribution," upon not less than 30 nor more than 60 days' notice, at a Redemption Price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest, including Additional Interest, if any, to the redemption date. If a partial redemption of the Preferred Securities resulting from a partial redemption of the Subordinated Notes would result in the delisting of the Preferred Securities, ComEd may only redeem the Subordinated Notes in whole.

INTEREST

          Each Subordinated Note shall bear interest at the rate of ____% per annum from the original date of issuance, payable quarterly in arrears on March 31, June 30, September 30 and

December 31 of each year (each, an "Interest Payment Date"), commencing September 30, 1995, to the person in whose name such Subordinated Note is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Notes shall not continue to remain in book-entry only form, ComEd shall have the right to select record dates which shall be not less than fifteen days prior to each Interest Payment Date.

          The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of the actual number of days elapsed in such 90-day quarter. In the event that any date on which interest is payable on the Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.


OPTION TO EXTEND INTEREST PAYMENT PERIOD

          ComEd shall have the right at any time, and from time to time, during the term of the Subordinated Notes to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters, at the end of which Extension Period, ComEd shall pay all interest then accrued and unpaid (including any Additional Interest, together with interest thereon at the rate specified for the Subordinated Notes to the extent permitted by applicable law); provided, that, during any such Extension Period, (a) ComEd shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock, (b) ComEd shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by ComEd which rank pari passu with or junior to the Subordinated Notes and (c) ComEd shall not make any guarantee payments with respect to the foregoing (other than pursuant to the Preferred Securities Guarantee). Prior to the termination of any such Extension Period, ComEd may further defer payments of interest by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 20 consecutive quarters or extend beyond the maturity of the Subordinated Notes. Upon the termination of any Extension Period and the payment of all amounts then due, ComEd may select a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. ComEd has no present intention of exercising its rights to defer payments of interest by extending the interest payment period on the Subordinated Notes. If the Property Trustee shall be the sole holder of the Subordinated Notes, ComEd shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the next succeeding date on which distributions on the Preferred Securities are payable or (ii) the date the Trust is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Preferred Securities of the record date or the date such distribution is payable, but in any event not less than one Business Day prior to such record date. The Regular Trustees shall give notice of ComEd's selection of such Extension Period to the holders of the Preferred Securities. If the Property Trustee shall not be the sole holder of the Subordinated Notes, ComEd shall give the holders of the Subordinated Notes notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date ComEd is required to give notice to the New York Stock Exchange or other applicable self-regulatory organization or to holders of the Subordinated Notes of the record or payment date of such related interest payment, but in any event at least two Business Days before such record date.

ADDITIONAL INTEREST

          If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, ComEd will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be equal to the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

INDENTURE EVENTS OF DEFAULT

          In case any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Subordinated Notes, will have the right to declare the principal of and the interest on the Subordinated Notes (including any Additional Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Notes.

          The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Subordinated Notes:

          (a) failure for 30 days to pay interest on the Subordinated Notes, including any Additional Interest in respect thereof, when due; provided, however, that a valid extension of the interest payment period by ComEd shall not constitute a default in the payment of interest for this purpose; or

          (b) failure to pay principal or premium, if any, on the Subordinated Notes when due whether at maturity, upon earlier redemption or otherwise; or

          (c) failure to observe or perform any other covenant (other than those specifically relating to another series of subordinated debt securities) contained in the Indenture for 90 days after written notice to ComEd from the Debt Trustee or the holders of at least 25% in principal amount of the outstanding Subordinated Notes; or

          (d) certain events of bankruptcy, insolvency or reorganization of ComEd; or

          (e) the voluntary or involuntary dissolution, winding-up or termination of the Trust, except in connection with the distribution of Subordinated Notes to the holders of Preferred Securities in liquidation of the Trust, the redemption of all outstanding Trust Securities of the Trust and certain mergers, consolidations or amalgamations permitted by the Declaration.

          The holders of a majority in aggregate outstanding principal amount of the Subordinated Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Trustee. The Debt Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Subordinated Notes may declare the principal due and payable immediately on default, but the holders of a majority in aggregate outstanding principal amount may annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee.

          The holders of a majority in aggregate outstanding principal amount of the Subordinated Notes affected thereby may, on behalf of the holders of all the Subordinated Notes, waive any past default, except (i) a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and any applicable premium has been deposited with the Debt Trustee) or (ii) a default in the covenant of ComEd not to declare or pay dividends on, or make distributions with respect to, or redeem, purchase or acquire any of its capital stock during an Extension Period. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Preferred Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Notes. See "Description of the Preferred Securities -- Declaration Events of Default" and "-- Voting Rights."

BOOK-ENTRY AND SETTLEMENT

          If distributed to holders of Preferred Securities in connection with the voluntary or involuntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event, the Subordinated Notes will be issued in the form of one or more global certificates (each, a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Subordinated Notes represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Notes in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

          The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

          Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Notes in definitive form and will not be considered the holders (as defined in the Indenture) thereof for any purpose under the Indenture, and no Global Security representing Subordinated Notes shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture.

          If Subordinated Notes are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Subordinated Notes. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Preferred Securities -- Book-Entry Only Issuance -- The Depository Trust Company." The description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. ComEd may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as depositary.

          None of ComEd, the Trust, the Debt Trustee, any paying agent and any other agent of ComEd or the Debt Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          A Global Security shall be exchangeable for Subordinated Notes registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies ComEd that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, or if at any time the depositary ceases to be registered or in good standing under the Exchange Act (or other applicable statute or regulation) at a time when the depositary is required to be so registered to act as such depositary and no successor depositary shall have been appointed by ComEd within 90 days after ComEd receives such notice or becomes aware of such condition,
(ii) ComEd in its sole discretion determines that such Global Security shall be so exchangeable or (iii) there shall have occurred an Event of Default with respect to such Subordinated Notes. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Notes registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

          In the event the Subordinated Notes are not represented by one or more Global Securities, certificates evidencing Subordinated Notes may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) or exchange, at the office of the Note Registrar or at the office of any transfer agent designated by ComEd for such purpose with respect to the Subordinated Notes, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Note Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. ComEd has appointed the Debt Trustee as Note Registrar with respect to the Subordinated Notes. ComEd may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that ComEd will be required to maintain a transfer agent at the place of payment. ComEd may at any time designate additional transfer agents with respect to the Subordinated Notes.

          In the event of any redemption in part, ComEd shall not be required to
(i) issue, exchange or register the transfer of Subordinated Notes during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of less than all of the Subordinated Notes and ending at the close of business on the date of such mailing and (ii) register the transfer of or exchange any Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Subordinated Notes being redeemed in part.

PAYMENT AND PAYING AGENTS

          Payment of principal of and premium (if any) on the Subordinated Notes will be made only against surrender to the Paying Agent of the Subordinated Notes. Principal of and any premium and interest, if any, on Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as ComEd may designate from time to time, except that at the option of ComEd payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Note Register with respect to the Subordinated Notes. Payment of interest on the Subordinated Notes on any Interest Payment Date will be made to the person in whose name the Subordinated Note (or predecessor security) is registered at the close of business on the Regular Record Date for such interest payment.

          The Debt Trustee will act as Paying Agent with respect to the Subordinated Notes. ComEd may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts, except that ComEd will be required to maintain a Paying Agent at the place of payment.

          All moneys paid by ComEd to a Paying Agent for the payment of the principal of or premium or interest, if any, on the Subordinated Notes which remain unclaimed at the end of two years after such principal, premium, if any, or interest shall have become due and payable will be repaid to

ComEd and the holder of such Subordinated Notes will thereafter look only to ComEd for payment thereof.

MODIFICATION OF THE INDENTURE

          The Indenture contains provisions permitting ComEd and the Debt Trustee, with the consent of the holders of not less than a majority in principal amount of the Subordinated Notes, to modify the Indenture or any supplemental indenture affecting that series or the rights of the holders of the Subordinated Notes; provided that no such modification may, without the consent of the holder of each outstanding Subordinated Note affected thereby, (i) extend the fixed maturity of the Subordinated Notes, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the holder of the Subordinated Notes so affected or (ii) reduce the percentage of Subordinated Notes, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Subordinated Note then outstanding and affected thereby.

          In addition, ComEd and the Debt Trustee may execute, without the consent of holders of the Subordinated Notes, any supplemental indenture for certain other usual purposes including the creation of any new series of subordinated debt securities.

CONSOLIDATION, MERGER AND SALE

          The Indenture does not contain any covenant which restricts the Trust's or ComEd's ability to merge or consolidate with or into any other corporation, sell or convey all or substantially all of its assets to any person, firm or corporation or otherwise engage in restructuring transactions.

DEFEASANCE AND DISCHARGE

          Under the terms of the Indenture, ComEd will be discharged from any and all obligations in respect of the Subordinated Notes (except in each case for certain obligations with respect to denominations and provisions for payment of the Subordinated Notes and obligations to register the transfer or exchange of Subordinated Notes, replace stolen, lost or mutilated Subordinated Notes, maintain paying agencies and hold moneys for payment in trust) if ComEd (i) deposits with the Debt Trustee, in trust, moneys or governmental obligations, in an amount sufficient to pay all the principal of, and interest on, the Subordinated Notes on the dates such payments are due in accordance with the terms of such Subordinated Notes and (ii) delivers to the Debt Trustee an opinion of counsel to the effect that, based upon ComEd's receipt from, or the publication by, the Internal Revenue Service of a ruling or a change in law, the holders of the Subordinated Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance or discharge had not occurred.

GOVERNING LAW

          The Indenture and the Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.

INFORMATION CONCERNING THE DEBT TRUSTEE

          The Debt Trustee, prior to default, undertakes to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Debt Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Subordinated Notes, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby; but the foregoing shall not relieve the Debt Trustee, upon the occurrence of an Indenture Event of Default, from exercising the rights and powers vested in it by the Indenture. The Debt Trustee is not required to expand or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debt Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

MISCELLANEOUS

          ComEd will have the right at all times to assign any of its rights or obligations under the Indenture to a direct or indirect wholly-owned subsidiary of ComEd; provided that, in the event of any such assignment, ComEd will remain liable for all of their obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

          The Indenture will provide that ComEd will pay all fees and expenses related to (i) the offering of the Trust Securities and the Subordinated Notes,
(ii) the organization, maintenance and dissolution of the Trust, (iii) the retention of the ComEd Trustees and (iv) the enforcement by the Property Trustee of the rights of holders of Preferred Securities.

               EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED NOTES
                     AND THE PREFERRED SECURITIES GUARANTEE

          As set forth in the Declaration, the sole purposes of the Trust are to
(i) issue Trust Securities, (ii) invest the proceeds thereof in the Subordinated Notes and (iii) engage in only those other activities necessary or incidental thereto.

          As long as payments of interest and other payments are made when due on the Subordinated Notes, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Subordinated Notes will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) ComEd shall pay for all costs and expenses of the Trust; and
(iv) the Declaration provides that the ComEd Trustees shall not cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

          Payments of distributions (to the extent funds therefor are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by ComEd as and to the extent set forth under "Description of the Preferred Securities Guarantee". If ComEd does not make interest payments on the Subordinated Notes purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Preferred Securities Guarantee is a full and unconditional guarantee from the time of its issuance, but does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

          If ComEd fails to make interest or other payments on the Subordinated Notes when due (taking into account any Extension Period), the Declaration provides a mechanism whereby the holders of the Preferred Securities, using the procedures described in "Description of the Preferred Securities -- Voting Rights," may direct the Property Trustee to enforce its rights under the Subordinated Notes, including proceeding directly against ComEd to enforce the Subordinated Notes. If the Property

Trustee fails to enforce its rights under the Subordinated Notes, a holder of Preferred Securities may, after a period of 30 days has elapsed from such holder's written request to the Property Trustee to enforce such rights, institute a legal proceeding directly against ComEd to enforce the Property Trustee's rights under the Subordinated Notes without first instituting any legal proceeding against the Property Trustee or any other person or entity, including the Trust.

          If ComEd fails to make payments under the Preferred Securities Guarantee, the Preferred Securities Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Preferred Guarantee Trustee to enforce its rights thereunder. If the Preferred Guarantee Trustee fails to enforce the Preferred Securities Guarantee, any holder of Preferred Securities may institute a legal proceeding directly against ComEd to enforce the Preferred Guarantee Trustee's rights under the Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee or any other person or entity.

          ComEd and the Trust believe that the above mechanisms and obligations, taken together, are substantially equivalent to a full and unconditional guarantee by ComEd of payments due on the Preferred Securities. See "Description of the Preferred Securities Guarantees -- General."

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

          The following is a summary of certain of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities to a holder that is a citizen or resident of the United States, a corporation, partnership or other entity created or organized under the laws of the United States or any state thereof or the District of Columbia or an estate or trust the income of which is subject to United States federal income taxation regardless of source (a "Holder"). This summary does not address the United States federal income tax consequences to persons other than Holders.

          This summary is based on the United States federal income tax laws, regulations and rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis. This summary does not address the tax consequences applicable to investors that may be subject to special tax rules such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. dollar or the tax consequences to shareholders, partners or beneficiaries of a Holder. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to a Holder.

CLASSIFICATION OF COMED FINANCING

          Sidley & Austin, counsel to ComEd and special counsel to the Trust, is of the opinion that, under current law and assuming full compliance with the terms of the Indenture and the Declaration (and certain other documents), the Trust will be classified as a "grantor trust" for federal income tax purposes and will not be classified as an association taxable as a corporation or a partnership. Each Holder will be treated as owning an undivided beneficial interest in the Subordinated Notes. Accordingly, each Holder will be required to include in its gross income the original issue discount ("OID") accrued with respect to its allocable share of Subordinated Notes. Investors should be aware that the opinion of Sidley & Austin does not address any other issue and is not binding on the Internal Revenue Service (the "Service") or the courts.

ORIGINAL ISSUE DISCOUNT, PREMIUM AND MARKET DISCOUNT

          Because of the option that ComEd has, under the terms of the Subordinated Notes, to defer payments of interest by extending interest payment periods for up to 20 quarters, the Subordinated Notes will be treated as issued with OID in an amount equal to all of the stated interest payments on the Subordinated Notes. Holders must include the OID attributable to the Subordinated Notes in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of their method of tax accounting. The amount of OID that accrues in any month will approximately equal the amount of the interest that accrues in that month at the stated interest rate. In the event that the interest payment period is extended, Holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest period. Corporate Holders will not be entitled to a dividends-received deduction with respect to any income earned with respect to the Preferred Securities.

          To the extent a Holder acquires its Preferred Securities at a price that is greater or less than the adjusted issue price of such Holder's share of Subordinated Notes (which generally should approximate par plus accrued but unpaid interest), the Holder will be deemed to have acquired its interest in the Preferred Securities with acquisition premium or with market discount, as the case may be. A Holder acquiring Preferred Securities at a premium will be permitted to reduce the amount of OID required to be included in income to reflect the acquisition premium. A Holder acquiring Preferred Securities at a market discount will also include the amount of such discount in income in accordance with the market discount rules described below.

          A Holder acquiring Preferred Securities at a market discount generally will be required to recognize ordinary income to the extent of accrued market discount upon the retirement of the underlying Subordinated Notes or, to the extent of any gain, upon the disposition of the Preferred Securities. Such market discount would accrue ratably, or, at the election of the Holder, under a constant yield method over the remaining term of the Subordinated Notes. A Holder will also be required to defer the deduction of a portion of the interest paid or accrued on indebtedness incurred to purchase or carry Preferred Securities acquired with market discount. In lieu of the foregoing, a Holder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Holder in the taxable year of the election or thereafter, in which the interest deferral rule will not apply. A Holder may elect, in lieu of applying the market discount or premium rules described above, to account for all income under the Preferred Securities as if it were OID.

RECEIPT OF SUBORDINATED NOTES UPON LIQUIDATION OF THE TRUST

          Under certain circumstances, as described under the caption "Description of the Preferred Securities -- Special Event Redemption or Distribution," Subordinated Notes may be distributed to Holders in exchange for the Preferred Securities and in liquidation of the Trust. Such a distribution would be treated as a non-taxable event to each Holder and each Holder would receive an aggregate tax basis in the Subordinated Notes equal to such Holder's aggregate tax basis in the Preferred Securities. A Holder's holding period in the Subordinated Notes so received in liquidation of the Trust would include the period for which the Preferred Securities were held by such Holder.

SALE OF PREFERRED SECURITIES

          A Holder that sells Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Preferred Securities and the amount realized on the sale. A Holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price increased by original issue discount previously includible in such Holder's gross income to the date of disposition (and the accrual of market discount, if any) and decreased by payments received on the Preferred Securities. Subject to the market discount rules described above, any such gain or loss generally will be capital gain or loss.

          The Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Notes. A Holder disposing of its Preferred Securities between record dates for payments of distributions thereon will be required to include accrued but unpaid interest through the date of disposition in income as ordinary income (i.e. OID), and to add such amount to its adjusted tax basis in its Preferred Securities. To the extent the selling price is less than the Holder's adjusted tax basis (which will include, in the form of OID, all accrued but unpaid interest), a Holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

FOREIGN INVESTORS

          Subject to the discussion of backup withholding below, interest (including OID) with respect to the Preferred Securities paid to a nonresident alien individual, foreign corporation, foreign partnership or foreign estate or trust will be exempt from U.S. withholding tax, provided that the holder complies with applicable certification requirements (and does not actually or constructively own ten percent or more of the voting stock of ComEd and is not a controlled foreign corporation related to ComEd or its affiliates).

INFORMATION REPORTING TO HOLDERS

          Subject to the qualifications discussed below, income on the Preferred Securities will be reported to Holders on Form 1099, which forms should be mailed to Holders of Preferred Securities by January 31 following each calendar year.

          The Trust will be obligated to report annually to Cede & Co., as Holder of record of the Preferred Securities, the OID with respect to the Preferred Securities that accrued during that year. The Trust currently intends to report such information on Form 1099 prior to January 31 following each calendar year even though the Trust is not legally required to report to record Holders until April 15 following each calendar year. The Underwriters have indicated to the Trust that, to the extent that they hold Preferred Securities as nominees for beneficial Holders, they currently expect to report to such beneficial Holders on Forms 1099 by January 31 following each calendar year. Under current law, Holders of Preferred Securities who hold as nominees for beneficial Holders will not have any obligation to report information regarding the beneficial Holders to the Trust. The Trust, moreover, will not have any obligation to report to beneficial Holders who are not also record holders. Thus, beneficial Holders of Preferred Securities who hold their Preferred Securities through the Underwriters will receive Forms 1099 reflecting the income on their Preferred Securities from such nominee Holders rather than the Trust.

BACKUP WITHHOLDING

          Payments made on, and proceeds from the sale of, the Preferred Securities may be subject to a "backup" withholding tax of 31% unless the Holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the Holder's federal income tax, provided that required information is provided to the Service.

          THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO

THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.


                                  UNDERWRITING

          Subject to the terms and conditions set forth in an underwriting agreement (the "Underwriting Agreement"), the Trust has agreed to sell to each of the underwriters named below (the "Underwriters"), and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative (the "Representative"), has severally agreed to purchase the number of Preferred Securities set forth opposite its name below. In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Preferred Securities offered hereby if any of the Preferred Securities are purchased. In the event of default by an Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting Underwriters may be increased or the Underwriting Agreement may be terminated.

                                    NUMBER OF PREFERRED
UNDERWRITER                         SECURITIES
- -----------                         -------------------



Total............................
                                      _______


          The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price, as set forth on the cover page of this Prospectus, and in part to certain securities dealers at such price less a concession of $ ____ per Preferred Security. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ ____ per Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representative.

          In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Subordinated Notes of ComEd, the Underwriting Agreement provides that ComEd will agree to pay as compensation ("Underwriters' Compensation") to the Underwriters for the Underwriters' arranging the investment therein of such proceeds, an amount in New York Clearing House (next day) funds of $ ____ per Preferred Security (or $ ____ in the aggregate) for the accounts of the several Underwriters, provided that such compensation for sales of 10,000 or more Preferred Securities to any single purchaser will be $ ____ per Preferred Security. Therefore, to the extent of such sales, the actual amount of Underwriters' Compensation will be less than the aggregate amount specified in the preceding sentence.

          During a period of 30 days from the date of the pricing of the Preferred Securities, neither the Trust nor ComEd will, without the prior written consent of the Representative, directly or indirectly, sell, offer to sell, contract to sell, grant any option for the sale of, or otherwise dispose of, any Preferred Securities, any security convertible into or exchangeable into or exercisable for Preferred Securities or the Subordinated Notes or any debt securities substantially similar to the Subordinated

Notes or any equity securities substantially similar to the Preferred Securities (except for any series of subordinated debt securities and the Preferred Securities offered hereby).

          An application will be filed with the New York Stock Exchange for the listing of the Preferred Securities, subject to official notice of issuance. If approved for listing, trading of the Preferred Securities on the New York Stock Exchange is expected to commence within a 30 day period after the initial delivery of the Preferred Securities. The Representative has advised the Trust that the Underwriters intend to make a market in the Preferred Securities prior to the commencement of trading on the New York Stock Exchange. The Underwriters will have no obligation to make a market in the Preferred Securities, however, and may cease market making activities, if commenced, at any time.

          Prior to this offering, there has been no public market for the Preferred Securities. In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell lots of 100 or more Preferred Securities to a minimum of 400 beneficial holders.

          ComEd and the Trust have agreed to indemnify the Underwriters against, or to contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

          Certain of the Underwriters engage in transactions with, and, from time to time, have performed services for, ComEd in the ordinary course of business.

          It is expected that delivery of the Preferred Securities will be made against payment therefor on or about the date specified in the last paragraph of the cover page hereof, which is the fifth business day following the date hereof. Under Rule 15c6-1 recently adopted by the Commission under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Preferred Securities on the date hereof or the next succeeding business day will be required, by virtue of the fact that the Preferred Securities initially will settle in T+5, to specify alternate arrangements to prevent a failed settlement.

                                 LEGAL MATTERS

          Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Trust by Richards, Layton & Finger, special Delaware counsel to the Trust. The validity of the Subordinated Notes, the Preferred Securities Guarantee and certain matters relating thereto will be passed upon on behalf of ComEd by Sidley & Austin, Chicago, Illinois. Certain legal matters will be passed upon on behalf of the Underwriters by their counsel. Certain United States federal income taxation matters will be passed upon for ComEd and the Trust by Sidley & Austin.

                                    EXPERTS

          The financial statements and schedules included or incorporated by reference in the 1994 Form 10-K Report, the January 27, 1995 Form 8-K Report and the March 31, 1995 Form 10-Q Report have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports. Reference is made to said reports included or incorporated by reference in the 1994 Form 10-K Report and the January 27, 1995 Form 8-K Report, each of which includes an explanatory paragraph with respect to a change in the method of accounting for postretirement health care benefits and income taxes, as discussed in Notes 13 and 14 to the financial statements, respectively.

                                  DEFINITIONS

TERM                                                                    PAGE
- ----                                                                    ----
Additional Interest....................................................   31
Base Indenture.........................................................   27
Beneficial Owner.......................................................   22
Business Day...........................................................   15
Change in 1940 Act Law.................................................   16
ComEd..................................................................    1
ComEd Trustees.........................................................    8
Commission.............................................................    3
Common Securities......................................................    1
Common Securities Guarantee............................................   25
Company................................................................    1
DTC....................................................................   22
Debt Trustee...........................................................   27
Declaration............................................................    8
Declaration Event of Default...........................................   19
Direct Participants....................................................   22
Dissolution Tax Opinion................................................   16
distributions..........................................................    2
Exchange Act...........................................................    3
Extension Period.......................................................    2
Global Security........................................................   32
Fuel Matters Settlement................................................   11
Guarantee Payments.....................................................   25
Holder.................................................................   36
ICC....................................................................   10
Indenture..............................................................   27
Indenture Event of Default.............................................   19
Indirect Participants..................................................   22
Interest Payment Date..................................................   30
Investment Company Event...............................................   16
January 27, 1995 Form 8-K Report.......................................    3
Liquidation Distribution...............................................   18
March 31, 1995 Form 10-Q Report........................................    3
New York Stock Exchange................................................    1
1940 Act...............................................................   16
1994 Form 10-K Report..................................................    3
No Recognition Opinion.................................................   16
OID....................................................................   36
Participants...........................................................   22
Payment................................................................   27
Preferred Guarantee Trustee............................................    9
Preferred Securities...................................................    1
Preferred Securities Guarantee.........................................    2
Property Account.......................................................    9
Property Trustee.......................................................    8
Rate Matters Settlement................................................   11
Rate Order.............................................................   12
Redemption Price.......................................................    2
Redemption Tax Opinion.................................................   17
Registration Statement.................................................    3
Regular Trustees.......................................................    8
Remand Order...........................................................   11
Representative.........................................................   39
Securities Act.........................................................    3
Senior Indebtedness....................................................   28
Service................................................................   36
Special Event..........................................................   16
Sponsor................................................................    8
Successor Securities...................................................   21
Subordinated Notes.....................................................    1
Super-Majority.........................................................   19
Supreme Court..........................................................   10
Tax Event..............................................................   16
Trust..................................................................    1
Trust Act..............................................................    9
Trust Indenture Act....................................................    8
Trust Securities.......................................................    1
Underwriters...........................................................   39
Underwriters' Compensation.............................................   39
Underwriting Agreement.................................................   39

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Commonwealth Edison Company, ComEd Financing I or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create an implication that there has been no change in the affairs of Commonwealth Edison Company or ComEd Financing I, since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                             ---------------------

                               TABLE OF CONTENTS
                                   Prospectus

                                                          PAGE
                                                          ----
                Available Information....................    3
                Incorporation of Certain Documents by
                  Reference..............................    3
                Prospectus Summary.......................    4
                Risk Factors.............................    5
                Commonwealth Edison Company..............    8
                ComEd Financing I........................    8
                Selected Financial Information...........    9
                Capitalization of ComEd..................   13
                Accounting Treatment.....................   13
                Use of Proceeds..........................   14
                Description of the Preferred Securities..   14
                Description of the Preferred Securities
                  Guarantee..............................   24
                Description of the Subordinated Notes....   27
                Effect of Obligations Under the
                  Subordinated Notes and the Preferred
                  Securities Guarantee...................   35
                Certain Federal Income Tax Consequences..   36
                Underwriting.............................   39
                Legal Matters............................   40
                Experts..................................   40
                Definitions..............................   41

                                   8,000,000
                              PREFERRED SECURITIES



                               COMED FINANCING I



                             ____% TRUST ORIGINATED
                         PREFERRED SECURITIES ("TOPrS")
                          GUARANTEED TO THE EXTENT SET
                                FORTH HEREIN BY
                          COMMONWEALTH EDISON COMPANY



                             _____________________

                              P R O S P E C T U S

                             _____________________



                              MERRILL LYNCH & CO.

                            PAINEWEBBER INCORPORATED

                              SALOMON BROTHERS INC



                                AUGUST   , 1995

               PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          Securities and Exchange Commission filing fee...........  $ 68,966
          New York Stock Exchange listing fee.....................    58,300
          Rating Agency fees......................................   120,000
          Trustees' expenses......................................    35,000
          Printing and engraving fees.............................    70,000
          Accounting fees and expenses............................    25,000
          Legal fees and expenses.................................   100,000
          Miscellaneous...........................................    22,734
                                                                    --------
          Total...................................................  $500,000
                                                                    ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Certain provisions of the Illinois Business Corporation Act of 1983 (the "BCA") provide that ComEd may, and in some circumstances must, indemnify the directors and officers of ComEd and of each subsidiary company against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions set forth in the statute. ComEd's By-laws provide that ComEd will indemnify its directors and officers, and any person serving as a director or officer of another business entity at ComEd's request, to the extent permitted by the statute. In addition, ComEd's Restated Articles of Incorporation provide, as permitted by the BCA, that directors shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except (i) for breaches of their duty of loyalty to ComEd or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 8.65 of the BCA, and (iv) for transactions from which a director derived an improper personal benefit.

          ComEd has purchased liability insurance policies which indemnify ComEd's directors and officers, the directors and officers of subsidiaries of ComEd, the trustees of the Service Annuity Funds, and officers of ComEd serving as directors and officers on behalf of ComEd with certain other entities, against loss arising from claims by reason of their legal liability for acts as such directors, officers or trustees, subject to certain limitations and conditions set forth in the policies.

          ComEd indemnifies assistant officers and certain other employees against liabilities and expenses incurred by reason of acts performed in connection with the operations of the various employee benefit systems of ComEd and its subsidiaries.

          The Declaration of Trust provides that no Regular Trustee, affiliate of any Regular Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, or agents of any Regular Trustee, or any employee or agent of the Trust or its affiliates (each an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the Trust or any employee or agent of the trust or its affiliates for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Trust and in a manner such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by the Declaration or by law, except that an Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Indemnified Person's gross negligence or willful misconduct with respect to such act or omission. The Declaration of Trust also provides that, to the fullest extent permitted by applicable law, ComEd shall indemnify and hold harmless each Indemnified Person from and against any loss, damage or claim incurred by such Indemnified Person by reason of any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by such Declaration, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of gross negligence or willful misconduct with respect to such act or omission. The Declaration of Trust further provides that, to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an Indemnified Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by ComEd prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by ComEd of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall be determined that the Indemnified Person is not entitled to be indemnified for the underlying cause of action as authorized by such Declaration.

ITEM 16.  EXHIBITS.

          The following exhibits are filed herewith.

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
- -------  ------------------------------------------------------------

(1)      Form of underwriting agreement for offering of Preferred Securities.

(4)-1    Certificate of Trust of the Trust.

(4)-2    Form of Amended and Restated Declaration of Trust.

(4)-3    Form of Indenture between ComEd and Wilmington Trust Company, as
         Trustee.

(4)-4 Form of Supplemental Indenture to Indenture to be used in connection with the issuance of Subordinated Notes.

(4)-5    Form of Preferred Security (included in (4)-2).

(4)-6    Form of Subordinated Note Security (included in (4)-4).

(4)-7    Form of Preferred Securities Guarantee.

(5)-1    Opinion re legality of Preferred Securities.

(5)-2 Opinion re legality of Subordinated Notes and the Preferred Securities Guarantee.

(8)      Opinion re tax matters.

(12) Statement re Computation of Ratios of Earnings to Fixed Charges and Ratios of Earnings to Fixed Charges and Preferred and Preference Stock Dividend Requirements.

(23)-1   Consent of Richards, Layton & Finger (included in (5)-1).

(23)-2   Consent of Sidley & Austin (included in (5)-2).

(23)-3   Consent of Experts.

(24) Powers of attorney of Directors whose names are signed to this registration statement pursuant to such powers.

(25)-1   Statement of Eligibility of Property Trustee.

(25)-2   Statement of Eligibility of Debt Trustee.

(25)-3   Statement of Eligibility of Preferred Guarantee Trustee.

(27)     Financial Data Schedule.

ITEM 17.  UNDERTAKINGS.

THE UNDERSIGNED REGISTRANTS HEREBY UNDERTAKE:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) That for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 15, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The undersigned Trust registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Commonwealth Edison Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, and State of Illinois, on this 27th day of July, 1995.

                              COMMONWEALTH EDISON COMPANY


                              By           James J. O'Connor
                                 -------------------------------------
                                 James J. O'Connor, Chairman and Chief
                                           Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on this 27th day of July, 1995.

                Signature                            Title
                ---------                            -----


            James J. O'Connor             Chairman and Chief Executive
  --------------------------------------
            James J. O'Connor               Officer and Director
                                            (principal executive officer)

             John C. Bukovski             Vice President
  --------------------------------------
             John C. Bukovski               (principal financial officer)

              Roger F. Kovack             Comptroller
  --------------------------------------
              Roger F. Kovack               (principal accounting officer)

              Jean Allard*                Director

              James W. Compton*           Director

              Sue L. Gin*                 Director

              Donald P. Jacobs*           Director

              Edgar D. Jannotta*          Director

              George E. Johnson*          Director

              Edward A. Mason*            Director

              Frank A. Olson*             Director

              Samuel K. Skinner*          President and Director


  *By         David A. Scholz
       --------------------------------------
         David A. Scholz, Attorney-in-fact

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, ComEd Financing I certifies that is has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on the 27th day of July, 1995.

                              COMED FINANCING I



                              By  John C. Bukovski
                                  ------------------------------
                                  John C. Bukovski
                                  Trustee



                              By  Dennis F. O'Brien
                                  ------------------------------
                                  Dennis F. O'Brien
                                  Trustee

                              WILMINGTON TRUST COMPANY, as Trustee

                              By  ______________________________
                                  [Name]
                                  [Title]

                                 EXHIBIT INDEX


The following exhibits are filed herewith.

Exhibit
Number                         Description of Document
- ------   -----------------------------------------------------------------------

(1)      Form of underwriting agreement for offering of Preferred Securities.

(4)-1    Certificate of Trust of the Trust.

(4)-2    Form of Amended and Restated Declaration of Trust.

(4)-3    Form of Indenture between ComEd and Wilmington Trust Company, as
         Trustee.

(4)-4 Form of Supplemental Indenture to Indenture to be used in connection with the issuance of Subordinated Notes.

(4)-5    Form of Preferred Security (included in (4)-2).

(4)-6    Form of Subordinated Note Security (included in (4)-4).

(4)-7    Form of Preferred Securities Guarantee.

(5)-1    Opinion re legality of Preferred Securities.

(5)-2 Opinion re legality of Subordinated Notes and the Preferred Securities Guarantee.

(8)      Opinion re tax matters.

(12) Statement re Computation of Ratios of Earnings to Fixed Charges and Ratios of Earnings to Fixed Charges and Preferred and Preference Stock Dividend Requirements.

(23)-1   Consent of Richards, Layton & Finger (included in (5)-1).

(23)-2   Consent of Sidley & Austin (included in (5)-2).

(23)-3   Consent of Experts.

(24) Powers of attorney of Directors whose names are signed to this registration statement pursuant to such powers.

(25)-1   Statement of Eligibility of Property Trustee.

(25)-2   Statement of Eligibility of Debt Trustee.

(25)-3   Statement of Eligibility of Preferred Guarantee Trustee.

(27)     Financial Data Schedule.